Exhibit 21.1
Envestnet, Inc.
Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
Envestnet Asset Management, Inc.	Delaware
Envestnet Asset Management Canada, Inc.	Quebec
Envestnet Asset Management India Private Limited	India
Envestnet Financial Technologies, Inc.	Delaware
Envestnet Holdings, LLC	Delaware
Envestnet Portfolio Solutions, Inc.	Delaware
Envestnet Retirement Solutions, LLC	Delaware
Fiduciary Exchange, LLC	Delaware
FolioDynamics Inc.	Delaware
Folio Dynamics Holdings Inc.	Delaware
FDx Advisors, Inc.	California
Klein Decisions, Inc.	North Carolina
M3Fn, LLC	Delaware
MoneyGuide, Inc.	Delaware
NetAssetManagement, Inc.	Delaware
Oltis Software LLC	Arizona
PMC International, Inc.	Colorado
Portfolio Brokerage Services, Inc.	Colorado
Portfolio Management Consultants, Inc.	Colorado
Prima Capital Holding, Inc.	Colorado
QRG Capital Management, Inc.	Delaware
Tamarac, Inc.	Washington
Yodlee, Inc.	Delaware
Yodlee Canada, Inc.	Canada
Yodlee Group Australia PTY Ltd.	Australia
Yodlee Infotech Private Limited	India
Yodlee FinSoft Private Limited	India